UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2009 (December 9, 2009)
LIFEPOINT HOSPITALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51251	20-1538254
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

103 Powell Court, Suite 200
Brentwood, Tennessee	37027
(Address of principal executive offices)	(Zip Code)
(615) 372-8500
(Registrant’s telephone number, including area code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On December 9, 2009, the board of directors of LifePoint Hospitals, Inc. (the “Company”) adopted and approved the LifePoint Hospitals Deferred Compensation Plan (the “Plan”). The Plan is an unfunded, nonqualified deferred compensation program sponsored by the Company to provide certain of its senior executives and other highly compensated service providers designated by the Compensation Committee of the Company’s board of directors (the “Compensation Committee”) the opportunity to defer compensation into the Plan. The effective date of the Plan is January 1, 2010.
     Participants may defer up to 50% of their annual base compensation and up to 100% of any performance or year-end bonus to the Plan. In the discretion of the Compensation Committee, the Company may make additional contributions to be credited to the account of any or all participants in the Plan. Such Company contributions generally will vest after two years or upon a change of control of the Company.
     Under the terms of the Plan, the Company may establish a trust as a reserve for the benefits payable under the Plan. Distributions from the Plan are governed by the Internal Revenue Code and the Plan.
     This summary of the Plan does not purport to be complete and is qualified in its entirety by reference to the Plan attached as an exhibit hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	LifePoint Hospitals Deferred Compensation Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFEPOINT HOSPITALS, INC.
By:	/s/ Paul D. Gilbert
	Name:	Paul D. Gilbert
	Title:	Executive Vice President and Chief Legal Officer

Date: December 15, 2009

EXHIBIT INDEX

Exhibit
Number	Description
10.1	LifePoint Hospitals Deferred Compensation Plan.